EXHIBIT 4.7

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 11th day of May, 2005, by and between ROBERT L. KNAPP, an individual ("Seller") and GLOBAL WIRELESS & DIGITAL CORPORATION, a Nevada corporation ("Buyer").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyers agree as follows:

1.          Seller hereby sells, transfers and sets over to Buyer, all of Seller's right, title and interest in and to any and all worldwide copyrights, trademarks, tradenames, patents, patents pending, formulas, specifications, web sites, domain names and any and all other tangible and intangible rights with respect to, or in connection with, any and all collagen based products know as "Collagen Glue" or any other collagen-based product in which Seller has any right, title or interest (the "Assets"), for a purchase price of 8,000,000 shares of the restricted common stock of Buyer (the "Purchase Price") to be paid and duly issued, free and clear of any and all liens and encumbrances, upon the execution of this Agreement.

2.          Seller represents and warrants to Buyer as follows:

(a)           The execution and delivery of this Agreement has been duly authorized by and on behalf of Seller, and the transfer to Buyer of the Assets as contemplated hereby and the performance of the other obligations to be performed by Seller hereunder, and all required consents, approvals or actions on the part of Seller in connection therewith, have been properly and validly obtained and taken.

(b)          The consideration given by Buyer to Seller pursuant to this Agreement constitutes fair consideration for the Assets.

(c)          Seller has full right, title and interest in and to the Assets, and has not otherwise assigned, transferred, hypothecated or encumbered the Assets.

(d)          The transaction entered into pursuant to this Agreement has not been incurred with the intent to hinder, delay or defraud either present or future creditors of Seller.

3.          Miscellaneous.

(a)          Seller shall do such things and execute such documents as may be necessary or appropriate in order to give effect to the intentions of this Agreement.

(b)           This Agreement is the entire agreement between the parties covering everything agreed upon or understood in connection therewith. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties.

(c)          Except as otherwise set forth in this Agreement, the Assets are conveyed to Buyer without representation or warranty.

(c)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

By: /s/  Robert L. Knapp
              Robert L. Knapp, an Individual

BUYER:

GLOBAL WIRELESS & DIGITAL CORPORATION

/s/  Robert L. Knapp
       Robert L. Knapp, it President